Exhibit 99.1

ITG RELEASES JANUARY 2004 U.S.
TRADING STATISTICS

Monthly Trading Volumes Include Hoenig Division

NEW YORK, NY, February 9, 2004 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG) today announced that U.S. trading volume was 1.7 billion shares for the month ended January 31, 2004, averaging 84 million shares per day. This compares to 1.8 billion shares (83 million per day) in December 2003 and 1.6 billion shares (77 million per day) in January 2003.

For the month ended January 31, 2004, U.S. trading volumes were 467 million shares for POSIT®, 800 million shares for Client-Site Trading Products and 406 million shares for the Electronic Trading Desk. There were 20 trading days in January 2004, compared to 22 trading days in December 2003 and 21 trading days in January 2003.

To ensure comparability of data, historical share volume tables on the ITG Web site have been updated to include data from Hoenig, a division of ITG Inc. since its acquisition by ITG in September 2002. Reported volume data excludes all operations outside the United States.

Monthly volume statistics are preliminary and, accordingly, may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	POSIT	Client Site Trading Products	Electronic Trading Desk	Total U.S. Volume	Average U.S. Daily Volume

January:	20	466,977,488	800,007,734	406,038,532	1,673,023,754	83,651,188

Year-to-Date:	20	466,977,488	800,007,734	406,038,532	1,673,023,754	83,651,188

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ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG’s services help clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information,  visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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